EXHIBIT 99.5

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except per share data, unless otherwise indicated)

NOTE 1. BASIS OF PRO FORMA PRESENTATION
The unaudited pro forma combined balance sheet as of June 30, 2015 and the unaudited pro forma combined income statements for the six months ended June 30, 2015 and the year ended December 31, 2014 are based on the historical financial statements of Orion Marine Group, Inc. (“the Company”) and T.A.S. Commercial Concrete (“TAS”) after giving effect to the completion of the acquisition and the assumptions and adjustments described in the accompanying notes. Such financial statements do not reflect cost savings or operating efficiencies expected to result, or the costs to achieve these cost savings or operating efficiencies.

The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of the assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

NOTE 2. ACQUISITION CONSIDERATION
On August 5, 2015, Orion Concrete Construction, LLC, a wholly owned subsidiary of Orion Marine Group, Inc. (“Orion” or the “Company”) entered into a Membership Interests Purchase Agreement (“the Purchase Agreement”) for the purchase of (a) all of the issued and outstanding membership interest of T.A.S. Commercial Concrete Construction, LLC, a Delaware limited liability company (“CCC”), (b) all of the issued and outstanding membership interest of T.A.S. Commercial Concrete Solutions, LLC, a Texas limited liability company (“CCS”), (c) directly and indirectly all of the issued and outstanding membership interests of T.A.S. Proco, LLC, a Texas limited liability company (“Proco” and collectively with CCC and CCS, the “Controlled Subsidiaries”), and (d) forty-nine percent of the issued and outstanding membership interests (such interests being non-voting) of GLM Concrete Solutions, LLC, a Texas limited liability company (“GLM” and collectively with the Controlled Subsidiaries, the “TAS Subsidiaries”), (such membership interests in (a), (b), (c) and (d) collectively, the “Interests”. The Company and the Seller, T.A.S. Holdings, LLC, closed the purchase transactions on August 5, 2015 (“the closing date”).
Upon the terms of and subject to the conditions set forth in the Purchase Agreement, the total aggregate consideration paid by the Company to the Seller for the Interests was cash consideration of $111,976.80.

NOTE 3. PRELIMINARY ESTIMATED ACQUISITION CONSIDERATION ALLOCATION

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of TAS based on their fair values as of the closing of the acquisition. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration is preliminary because initial accounting for this business combination is incomplete. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information top make a definitive allocation. Accordingly, the acquisition consideration allocation unaudited purchase accounting adjustments will remain preliminary until the Company determines the final acquisition consideration allocation. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The table below outlines the total actual acquisition consideration allocated to the preliminary estimated fair values of TAS’s tangible and intangible assets and liabilities as of August 5, 2015:

Accounts Receivable	$ 54,344
Costs & Estimated earnings in excess	4,372
Prepaids & Others	443
Net Fixed Assets	18,339
Investments in GLM	75
Intangibles	33,110
Goodwill	32,044
Accounts Payable	(19,364)
Accrued Expenses and other current liabilities	(11,386)
Total Final Acquisition Consideration	$ 111,977

Approximately $33,110 has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair valued in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. Intangible assets were identified as trade name, customer relationships and contractual backlog.

Goodwill. Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the skill sets, operations, customer base and organizational cultures that can be leveraged to enable the combined company to build an enterprise greater than the sum of its parts. In accordance with ASC topic 350, Intangibles – Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the impairment is made.

NOTE 4. PRELIMINARY UNAUDITED PRO FORMA ADJUSTMENTS

The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the acquisition been completed at the date indicated. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-acquisition periods. The unaudited pro forma financial information does not give consideration to the impact of possible cost savings, expense efficiencies, synergies, strategy modifications, or other actions that may result from the acquisition.

The following unaudited pro forma adjustments resulted from accounting the acquisition, including the determination of fair value of the assets, liabilities and commitments which Orion Marine Group, Inc. as the acquirer, will acquire from TAS. The adjustments have been reflected in the unaudited pro forma combined financial information.

The adjustments to the pro forma combined balance sheet:
(1)Reflects the investment in a subsidiary and the payment of the purchase price; and (2) Reflects the preliminary estimate of goodwill, which represents the excess of the purchase price over the fair value of TAS’s identifiable assets acquired and liabilities assumed as shown in Note 3.

NOTE 5. EARNINGS PER COMMON SHARE

Unaudited pro forma earnings per common share for the six months ended June 30, 2015 and for the year ended December 31, 2014 have been calculated using the Company’s historical weighted average common shares outstanding (See also Exhibits 99.4).

The following table sets forth the calculation of basic and diluted unaudited pro forma earnings per common share for the six month ended June 30, 2015 and the year ended December 31, 2014:

	Six months ended		Year ended
	June 30, 2015		December 31, 2014
	Basic	Diluted	Basic	Diluted

Pro forma net income available to common shareholders	$6,733	$6,733	$28,058	$28,058
Weighted average common shares outstanding:
Orion Marine Group, Inc.	27,479	27,479	27,421	27,788
Pro forma net income per common share	$0.25	$0.25	$1.02	$1.01